Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated February 15, 2008

Final Terms for Issuance

Issuer:			Toyota Motor Credit Corporation

Security:		Floating Rate Medium Term Notes, Series B

Issuer Ratings:		Aaa/AAA

Cusip:			89233PS64

Pricing Date:		February 15, 2008

Settlement Date :	February 21, 2008

Maturity Date:		March 18, 2009

Principal Amount:	$150,000,000.00

Re-offer Price:		100.000%

Gross Underwriting Spread:  0.01%

All-in Price to Issuer:  99.99%

Net Proceeds to Issuer:	$149,985,000.00

Floating Rate Index:	Prime Rate

Floating Rate Spread:	-279 basis points

Index Source:		Prime Rate
			(daily weighted average)

Interest Payment Frequency:  Quarterly

Initial Interest Payment Date:  March 18, 2008 (short first coupon)

Initial Interest Rate:	Prime Rate on Settlement Date -279 basis points

Interest Payment Dates:	On the 18th of each
			June, September, December and at Maturity

Interest Reset Dates:	Each Business Day

Interest Determination Dates:  Each Business Day, using the prior Business
			       Day for non-Business Days

Interest Rate Cutoff:	2 Business Days prior to each related Interest
			Payment Date

Day Count Convention:	Actual/360

Business Day Convention:  Following, adjusted

Business Days:		New York

Governing Law:		New York

Calculation Agent:	Deutsche Bank Trust Company Americas

Minimum Denominations:	$1,000 and $1,000 increments thereafter

Agent:			Bank of America Securities LLC

DTC Number:		#773

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the pricing supplement relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the web at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

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